                           STOCK PURCHASE AGREEMENT

                         Relating to the Acquisition of

                               WTC HOLDINGS, INC.

                               FORMERLY KNOWN AS

                              411677 ALBERTA LTD.

                                       BY

                              WESTOWER CORPORATION

     THIS STOCK PURCHASE AGREEMENT is entered into effective the 28th-day of October, 1997 by and among Peter Jeffrey ("Stockholder") being the owner of all the issued and outstanding shares of capital stock of WTC Holdings, Inc. a Wyoming corporation formerly known as 411677 Alberta Ltd. ("Limited") and Westower Corporation ("Westower"), a Washington corporation.

                                   RECITALS:

A. The number of shares of common stock of Limited owned by the Stockholder is listed on Schedule A hereof, the aggregate amount of such Stock being sometimes referred to as the "Limited Stock".

B. The Stockholder desires to sell all of the Limited Stock owned by him to Westower in exchange for 835,000 shares of common stock, $.01 par value, of Westower (the "Westower Stock"), upon and subject to the terms and conditions hereinafter set forth.

1. NOW THEREFORE, in consideration of the recitals and of the respective covenants, representations and agreements herein contained, it is hereby covenanted and agreed by and among the parties that they shall carry out and consummate the following Stock Purchase Agreement (the "Agreement"):

     1. Purchase and Sale of Stock. The Stockholder, in reliance upon the representations, warranties, and covenants of Westower contained herein and subject to the terms and conditions of this agreement, shall exchange all of the shares of the Limited Stock which he owns for the consideration set forth blow. Westower, in reliance upon the representations, warranties and covenants of the Stockholder contained herein and subject to the terms and conditions of this Agreement, shall purchase the Limited Stock for the aggregate purchase price of $5,135,250 (the "Purchase Price") which will be paid in Westower Stock. The aggregate number of shares of Westower Stock to be delivered to the Stockholder shall be 835,000, or $6.15 per share of Westower Stock.

     2. Delivery of Certificates. The Stockholder shall deliver, free and clear of all liens and encumbrances, claims and other charges thereon of every kind, the certificate(s) for the shares of Limited Stock in negotiable form, duly endorsed in blank or with separate stock transfer powers attached with signatures guaranteed by a bank or trust company, to Westower upon delivery by Westower to the Stockholder of the Westower Stock on the basis as provided in
Section 1 hereof.

     3. Default. Notwithstanding the provisions of Section 3.1 hereof, if the Stockholder shall fail or refuse to deliver any of the Limited Stock as provided in Section 2 hereof, or if the Stockholder shall fail or refuse to consummate the transactions described in this Agreement, Westower at its option, may refuse to make such acquisition and thereby terminate all of its obligations hereunder. The Stockholder acknowledges that the Limited Stock is unique and otherwise not available and agrees that in addition to any other remedies, Westower may invoke any equitable remedies to enforce performance hereunder, including, without limitation, an action for specific performance.

     3.1 Damages. Each of the parties hereto shall be liable to each other party for a material breach of its representations, warranties and covenants which results in a failure to perform under Sections 1 and 2 hereof, but then only to the extent of the expenses incurred by the other parties in connection with the transactions contemplated by this Agreement

     4. Representations and Warranties of Stockholder. The Stockholder represents and warrants to Westower as follows:

     4.1 Organization, Standing, Qualification and Capitalization. Limited is a corporation duly organized, validly existing and in good stand standing under the laws of Wyoming, and has the corporate power to perform its business as presently conducted and to own and lease the properties used in connection therewith. A complete and correct copy of the Articles of Incorporation and all amendments thereto of Limited certified by the Secretary of State of Wyoming and a complete and correct copy of its By-laws and all amendments thereto, certified by its Secretary, will be delivered to Westower within ten days from the Execution Date. Limited is duly qualified to do business and is in good standing in all jurisdictions in which its business or the ownership of its property requires such qualification.

     The total authorized capital stock of Limited consists of unlimited number of shares of Class A, Class B and Class C Common Stock, no par value, and unlimited number of shares of A Preference Stock, no par value, unlimited number of shares of B Preference Stock, no par value, Series 1 and Series 2. There are currently 51 shares of Class A common Stock, 467 shares of Class A Preference Stock, 200 shares of Class B Preference, Series 1, and 100 shares of Class B Preference, Series 2 issued and outstanding, all of which are validly issued, fully paid and non-assessable. Neither Limited nor the Stockholder will be a party to or bound by any written or oral contract or agreement which grants to any person an option or right of first refusal or other right of any character to acquire at any time, or upon the happening of any stated events, shares of Common Stock or Preference Stock of Limited, whether or not presently issued and outstanding.

     4.2 Stock Ownership. The Stockholder is the lawful owner of record and beneficially of the number of shares of Limited Preference and Common Sock set forth on Schedule A hereto, free and clear of all liens and encumbrances, claims and charges of every kind, and the Stockholder has full legal power and all authorization required by law to transfer and deliver said shares in accordance with this Agreement.

     4.3 Subsidiaries. A list of all subsidiaries owned by Limited is attached hereto as Schedule B, with the name, state or jurisdiction of organization, jurisdiction in which each such subsidiary is doing business and in which each is qualified to do business, and percentage of interest owned in each such subsidiary.

     4.4 Financial Statements. The Stockholder has delivered to Westower copies of the following financial statements, all of which have been prepared in accordance with generally accepted accounting principles except as otherwise disclosed therein applied on a basis consistent with that of the preceding fiscal year:

     (i) Draft consolidated balance sheet of Limited as of its fiscal year ended January 31, 1997, prepared by Moss Adams LLP, independent accountants, which balance sheet together with any notes thereto presents fairly the financial condition and assets and liabilities of Limited as of such date. The balance sheet is hereinafter referred to as the "1997 Balance Sheet."

     (ii) Draft consolidated statement of operations of Limited for the fiscal year ended January 31, 1997 prepared by Moss Adams LLP, which statement, together with any notes thereto present fairly the results of operations of Limited for the said fiscal year.

     (a) Accounts Receivable. The accounts receivable of Limited as set forth on the 1997 Balance Sheet and all accounts receivable acquired by Limited or arising subsequent to January 31, 1997 are collectible in full in the ordinary course of business in the aggregate reported amounts less reserves reflected on the 1997 Balance sheet.

     (b) Inventory. All inventory of Limited as set forth in the 1997 Balance Sheet, consisted, and all such inventory will consist of, a quality usable or salable in the ordinary course of business of Limited. The value at which inventories were reflected in the 1997 Balance Sheet was the lower of cost (defined as invoice cost) or replacement market value and with adequate provisions for obsolete material, all in accordance with generally accepted accounting principles applied on a basis consistent with that of the prior fiscal year.

     (c) Other Assets. The prepaid expenses and other assets of Limited as shown on the 1997 Balance Sheet represent amounts which will benefit Limited in future periods. All material tangible assets owned and used by Limited in its future operations were reflected in the 1997 Balance Sheet.

     (d) Fixed Assets. The fixed assets of Limited are stated at cost in the 1997 Balance Sheet. The reserves for depreciation and amortization provided against these assets have been established in accordance with the notes to the financial statements and are adequate to reduce any idle fixed assets to net realizable value.

  4.5 Title to Properties. Limited has good and marketable title to all of its properties and assets reflected in the 1997 Balance Sheet (except properties and assets sold or otherwise disposed of since January 31, 1997 in the normal and ordinary course of business), free and clear of all mortgages, liens, pledges, charges or other encumbrances of any nature whatsoever disclosed in the 1997 Balance Sheet; or (ii) liens for current taxes not yet due and payable. Limited has valid and enforceable title insurance coverage on all real property reflected in the 1997 Balance sheet and will deliver a true and correct copy of any such policy or policies of such insurance within 10 days from the date hereof. All plants, structures and equipment owned or used by Limited are, with minor exceptions, in good operating repair.

  4.6 Tax Matters. The amounts set up as provisions for taxes on the 1997 Balance Sheet are sufficient for the payment of all foreign, federal, state, county and local taxes, and all employment and payroll related taxes, including any penalties or interest thereon, whether disputes or not, of Limited accrued for or applicable to all periods ended on or prior to January 31, 1997. Limited did not and will not realize any gain or income of any kind with respect to activities subsequent to January 31, 1997 and through the date of execution hereof, except gain and income incurred in the ordinary course of business subsequent to January 31, 1997. Limited has duly made all deposits required by law to be made with respect to employees' withholding taxes. Limited has duly filed all income, foreign, franchise, excise, employment and payroll related, real and personal property, sales and gross receipts tax returns and all other tax returns which were required to be filed by it, and has paid or set up adequate reserves for the payment of, all taxes shown on such returns. Stockholder has no knowledge of any unassessed tax deficiency proposed or threatened against Limited.

  4.7. Litigation and Labor Matters. Except as provided for or disclosed in the 1997 Balance Sheet or in Schedule B hereto:
  (a) There is no litigation, proceeding or governmental investigation pending or to the knowledge of the Stockholder threatened, against Limited, or its properties or business;

  (b) Limited is not in default with respect to any order, writ, injunction or decree of any court or federal, state, municipal or governmental department, commission, board, bureau, agency or instrumentality; and
  (c) Limited has not committed, and neither the Stockholder nor Limited has received any notice of or claim that Limited has committed any unfair labor practice under applicable federal or state law.

  4.8. Insurance. Limited is insured under various policies of fire, liability and other forms of insurance, as set forth in Schedule D hereto, which policies are valid and enforceable in accordance with their terms and provide adequate insurance for the business of Limited and its assets and properties. Limited shall continue to carry such policies or similar policies during the pendency of this Agreement, and all outstanding claims under such policies are described in Schedule C. There is no liability for retrospective insurance premium adjustments for any period prior to the date hereof.

  4.9. Patents, Trademarks, and Copyrights. Schedule E attached hereto sets forth all patents, patent applications, registered trademarks, registered service marks, trademarks and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications, owned or filed by Limited or in which Limited has an interest and the nature of such interest. No other patent, trademark, or service mark, copyright or license under any thereof, is necessary to permit the business of Limited to be conducted as it is now conducted or as heretofore or proposed to be conducted. No person, firm or corporation has any proprietary, financial or other interest in any such patents, patent applications, registered trademarks, registered service marks, trademarks and service mark applications, unregistered trademarks and service marks, copyrights and copyright applications, and there are no violations by others of any rights of Limited thereunder. Limited is not infringing on any patent, trademark, or service mark, or copyright or otherwise violating the rights, of any third party, and no proceedings have been instituted or are pending, or to the knowledge of the Stockholder or Limited are threatened, and no claim has been received by Limited, alleging any such violation. Limited is not a party to or bound by any license agreement requiring the payment by Limited of any royalty payment, except as set forth in Schedule D hereto.

  4.10 Contracts and Commitments. Except as listed and identified in Schedule F hereto, Limited is not a party to any written or oral:
  (a) contract or commitment with any person or former director or employee or consultant;
  (b)  contract or commitment with any labor union or employee group;
  (c) contract or commitment for the future purchase of, or payment for, raw materials, supplies or products, involving in any case $10,000 or more;
  (d) contract or commitment to sell or supply products or to perform services for a specific price involving $10,000 or more without the ability on the part of Limited to increase such price or to cancel the contract or commitment without any liability on the part of Limited;
  (e) contract or commitment continuing over a period of more than six months from the date of this Agreement;
  (f)  representative or sales agency contract or commitment;
  (g)  lease under which it is either lessor or lessee;
  (h) bonus, pension, profit sharing, retirement, stock purchase, stock option hospitalization, insurance, vacation pay or any similar plan or practice, including but not Limited to any welfare benefit plan as defined in Section
     3.1 of the Employee Retirement Income Security Act, formal or informal, in effect with respect to any of Limited's employees or former employees;
  (i) contract or commitment for the borrowing of money or other agreement or arrangement for a line of credit;
  (j)  contract or commitment for any charitable contribution;
  (k)  contract or commitment for capital expenditures in excess of $10,000;

     (l) contract or commitment for limiting or restraining it from engaging in any lines of business with any person, firm, corporation or any other entity; or contract not made in the ordinary course of business.

     Except as stated in Schedule F hereto and for delays, minor failures to meet specifications or other minor defaults which are normal in the conduct of the business between Limited and other parties to the above contracts, all parties to the above contracts have complied with the provisions thereof, no party is in default thereunder, and no event has occurred which but for the passage of time or the giving of notice would constitute a default thereunder.

     4.11. Absence of Undisclosed Liabilities. There are no liabilities or obligations of Limited either
     (a) to the extent reflected in the 1997 Balance Sheet and not heretofore paid or discharged, and
     (b) those incurred, consistently with past business practice, in or as a result of the normal and ordinary course of business since January 31, 1997.

     4.12. Absence of Default. Limited is not in default in the performance of, observance or fulfillment of any material obligation, covenant or condition contained in any debenture or note, or contained in any conditional sale or equipment trust agreement, or loan or other borrowing agreement to which Limited is a party.

     4.13. Existing Condition. Except as disclose in Schedule F hereto, since January 31, 1997, there has not been (i) any material adverse change in the financial condition or in the combined operations, business or properties of Limited; (ii) any damage, destruction or loss, whether covered by insurance or not, materially and adversely affecting the operations, businesses or properties of Limited; (iii) any declaration, setting aside or payment of any dividend, or any distribution in respect of capital stock of Limited, or any redemption, purchase of other acquisition of any kind of any shares of Limited; (iv) any increase in the compensation payable by Limited to any of its officers, directors or employees; (v) any change in the terms of any bonus, insurance, pension or other benefit plan for or with any officer, directors or employees which increase amounts paid, payable to or to become payable thereunder; or (vi) any complaints or other concerns which have been brought to the attention of the Stockholder and which relate to Limited's labor relations.

     4.14. Validity of Contemplated Transactions. Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will violate any agreement to which Limited or the Stockholder is a party or by which it either of them is bound or any law, order or decree or any provision of the Articles of Incorporation, Charter or By-laws of Limited. The Stockholder has full legal authority to execute and deliver this Agreement and to consummate and perform the transactions contemplated hereby, and this Agreement constitutes the valid obligation of the Stockholder legally binding upon him in accordance with its terms.

     4.15. Restrictions. Limited is not subject to any charter or any other corporate restriction or any judgment, order writ, injunction or decree, which materially and adversely affects or, so far as the Stockholder can now foresee, may in the future materially and adversely affect, the combined businesses, operations prospect, properties, assets, or condition, financial or otherwise, of Limited.

     4.16. Compliance with Laws. Limited has complied with and is not in default under, or in violation of, any laws, ordinances, rules, regulations or orders (including without limitation any safety, health or trade laws, ordinances, rules, regulations or orders) applicable to the operations, businesses or properties of Limited which materially and adversely affect or, so far as the Stockholder can now foresee, may in the future materially affect, the businesses , operations, prospects, properties or assets or condition, financial or otherwise, of Limited;

     4.17. Disclosure. No representation by the Stockholder in this Agreement contains any untrue statement of material facts or omits to state any material fact necessary to make any statement herein not misleading.

     4.18. Transactions with Affiliates. No director, officer or Stockholder of Limited owns or during the last two years has owned, directly or indirectly, or has, or during the last two years has had, an ownership interest in any business, corporate or otherwise, which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Limited except as described in Schedule G hereto.

     4.19. Bank Accounts and Officers. Schedule H hereto contains a true and correct list of the name and location of each bank in which Limited has an account, each safety deposit box or custody agreement and the names of the persons authorized to draw thereon or to withdraw therefrom, and also sets forth the names of all directors and officers of Limited.

     4.20. Investment Representations. The Stockholder by executing this Agreement represents and warrants to Westower that the Stockholder is acquiring the Westower Stock hereunder for his own account for investment, with no present intention of reselling or otherwise distributing the same, except (i) pursuant to an offering of shares duly registered under the Securities Act of 1933, as amended, (the "Securities Act") or (ii) under other circumstances which in the opinion of counsel to Westower at the time does not require registration under the Securities Act. The Stockholder further covenants and represents that none of the Westower Stock that will be issued to him pursuant to this Agreement will be offered, sold, assigned, pledged, transferred, or otherwise disposed of by him except after full compliance with all of the applicable provisions of the Securities Act and the rules and regulations thereunder. The Stockholder hereby confers full authority upon Westower to instruct its transfer agent not to transfer any of the Westower Stock until it has received written approval from Westower to the effect that the provisions of this Section have been satisfied. The Stockholder acknowledges that Westower shall place a stop transfer order against the transfer of the Westower Stock owned by him until he satisfies one of the conditions set forth in this Section. All stock certificates representing the Westower Stock shall be endorsed with the following restrictive legend:

     "THE SHARES OF COMMON STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAW BUT HAVE BEEN ACQUIRED FOR THE PRIVATE INVESTMENT OF THE HOLDER HEREOF AND MAY NOT BE OFFERED, SOLD OR TRANSFERRED UNTIL EITHER
     (i) A REGISTRATION STATEMENT UNDER SUCH SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS SHALL HAVE BECOME EFFECTIVE WITH REGARD THERETO, OR
     (ii) THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL ACCEPTABLE TO THE CORPORATION AND ITS COUNSEL THAT REGISTRATION UNDER SUCH SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH PROPOSED OFFER, SALE OR TRANSFER."

     5. Representations and Warranties of Westower. Westower represents and warrants to the Stockholder that:

     5.1 Organization, Good Standing and Authority. Westower is a corporation duly organized, validly existing and in good standing under the laws of the state of Washington, and has full corporate power and authority to own its properties and assets and to carry on its business as it has been and is conducted. The execution of this Agreement and the consummation of the transactions contemplated hereby are within the corporate power of Westower and have been duly authorized by all necessary corporate and other action. This agreement constitutes, and will constitute when delivered in accordance with the terms hereof, the valid obligation of Westower legally binding upon it in accordance with its terms. The stock of Westower to be delivered to the Stockholder in payment of the purchase price when issued and delivered will be validly issued, fully paid and non assessable.

     5.2. Validity of Contemplated Transaction. Neither the execution and delivery of this Agreement nor the consummation of the transactions provided for herein will violate any agreement to which Westower is a party or by which it is bound, or any law, order or decree or any provisions of its Articles of Incorporation or By-laws.

     5.3. Investment Representations The Limited Stock being delivered pursuant to this Agreement will be held by Westower for its own account and not with a view to, or for resale in connection with a distribution thereof.

     5.4. Litigation.
     (a) There is no litigation, proceeding or governmental investigation pending, or to the knowledge of the officers and directors of Westower, against or relating to Westower, or its properties or businesses, and
     (b) Westower is not knowingly in default with respect to any order, writ, injunction or decree of any court or federal, state, provincial, municipal or governmental department, commission, board, bureau, agency or instrumentality.

     5.5. Conduct of Business. The Stockholder represents and warrants and agrees with respect to Limited that, until all transfers contemplated hereunder have been consummated, except as otherwise approved by Westower:

     6.1. Business in the Ordinary Course. Limited shall refrain from engaging in transactions other than in the ordinary course of business. Limited shall also refrain from entering into any transaction involving a capital expenditure (including any borrowings in connection with such transaction) of more than $5,000 or the disposal of any property or asset (other than in the ordinary course of business) with a value of more than $5,000 or the disposal of any property or asset (other than inventory in the ordinary course of business) with a value of more than $5,000.

     6.2. Accounting and Credit Changes. Limited shall not make any changes in its accounting procedures and practices or its credit criteria from those in existence at January 31, 1997.

     6.3. Capitalization, Options and Dividends. No changes shall be made in the Articles of Incorporation of Limited; it shall not issue or reclassify or alter any shares of outstanding or unissued shares of its capital stock; it shall not grant options, warrants, or other rights of any kind to purchase, or agree to issue any shares of its capital stock; it shall not purchase or redeem or otherwise acquire for a consideration any shares of its capital stock and shall not declare, pay set aside or make any dividends or other distributions or payments in respect of its capital stock.

     6.4. Encumbrance of Assets. No mortgage, pledge or encumbrance of any of the properties or assets of Limited shall be made.

     6.5. Employment Agreements. Limited shall refrain from entering into any employment agreements, and shall keep in effect its present salary administration program (including pension plans and other fringe benefits).

     6.6. Real Property Acquisitions, Dispositions and Leases. Limited shall refrain from acquiring or agreeing to acquire, or disposing or agreeing to dispose of, real estate and from entering into or agreeing to enter into leases of real estate or equipment for a period in excess of one year.

     6.7 Litigation During Interim Period. Limited will promptly advise Westower in writing of the commencement or threat against Limited of any claim, litigation, proceeding or tax audit not covered by insurance when the amount claimed is in excess of $10,000.

     6.8. Access. Westower and its officers, attorneys, accountants and representatives shall be permitted to examine the property, books and records of Limited, and its title to any real estate, and such officers, attorneys, accountants and representatives shall be afforded access to such property, books, records and titles, and the Stockholder will upon request furnish Westower with any information reasonably required in respect to Limited's property, assets, and business and will provide Westower with copies of any contract, document or instrument listed in any Schedule hereto.

     6.9. Good Will. Limited will use its best efforts to preserve the good will of its customers and suppliers and others having business relations with it.

     7.  Covenants of Westower and the Stockholder.

     7.1 Pension Plan. Westower agrees that it will take no action after Execution Date which would result in an adverse change in the benefits to the employees covered by Limited's Pension Plan described in Schedule E.

     7.2 Employment Agreement. Peter Jeffrey shall have entered into an Employment Agreement with Limited with annual base compensation payable thereunder of $75,000 US which provides for a bonus as determined by the Compensation Committee of Westower and employee benefits as are currently enjoyed by the principal executive officers of Westower.

     7.3 Covenant Not to Compete. The Stockholder agrees that for a period of five years from and after the Execution Date he will not, unless acting as an employee or consultant to Westower or Limited or with Westower's written consent, directly or indirectly, own, manage, operate, join, control or participate in the ownership of, or be connected as an officer, employee, partner or otherwise with, any business engaged in any of the businesses which are presently conducted by Limited within any state or province in which Limited presently maintains an office, other than by owning not more than 5% of a class of securities registered under Section 12 of the Securities Exchange Act of 1934 or traded on a Canadian national securities exchange. Each person agrees that the remedy at law for any breach of the foregoing will be inadequate and that Limited and Westower shall be entitled, inter alia, to temporary and permanent injunctive relief without the necessity of proving actual damage to Limited or Westower.

     8.  Liability and Responsibility of and Indemnification by Stockholder.

     8.1 Subject to other subsections of this Section 8, the Stockholder shall indemnify and hold harmless Westower and Limited against any and in respect of any and all liability, damage, loss, cost and expenses arising out of or otherwise in respect of :
     (a) any misrepresentation, breach or warranty or non-fulfillment of any agreement or covenant or from any misrepresentation in or omission from any Schedule or list contained in this Agreement, certificate or other instrument furnished by the Stockholder, and
     (b) any and all actions, suits, proceedings, audits, judgments, costs and legal and other expenses incident to any of the foregoing or to the enforcement of this Section 8;

provided, however, that the Stockholder shall not be liable to Westower under this Agreement for any matter, other than matters relating to taxes, which was not set forth in a claim presented in writing to the Stockholder pursuant to
Section 21 within four years from the date of execution hereof. Notwithstanding anything to the contrary herein, the Stockholder shall be liable, responsible or obligated to indemnify Westower for claims hereunder this Section 8, only if the aggregate amount of such claims exceeds $15,000. The total liability and responsibility of the Stockholder under this Section 8 shall be Limited to the aggregate purchase price received under this Agreement.

     8.2 Promptly after the receipt by any party hereto of notice of any claim or the commencement of any action or proceeding, such party will, if a claim with respect thereto is to be made against any party obligated to provide indemnification (the "Indemnifying Party") pursuant to this Section 9, give such indemnifying Party written notice of such claim or the commencement of such action or proceeding. Such Indemnifying Party shall have the right, at its option and upon posting a bond or other security equal to such claims, to compromise or defend, at its own expense and by its counsel, any matter involving the asserted liability of the party seeking such indemnification. Such notice, and opportunity to defend, shall be a condition precedent to any liability of the Indemnifying Party under the indemnification agreements contained in this Section 8. If any Indemnifying Party shall undertake to compromise or defend any such asserted liability, it shall promptly notify the party seeking indemnification of its intention to do so, and the party seeking indemnification agrees to cooperate fully with the Indemnifying Party and its counsel in the compromise of, or defense against any such asserted liability. In any event, the indemnified party shall have the right at its own expense to participate in the defense of such asserted liability.

     9. Conditions Precedent to Westower's Obligations. All obligations of Westower under this Agreement are subject to the fulfillment of each of the following conditions:

     9.1 Representations and Warranties. The Stockholder's representations and warranties contained in this Agreement or in any list, certificate or document delivered pursuant to the provisions hereof shall be true at and as of the Execution Date as though made at and as of such time (except to the extent that they are stated therein to be true as of some other date) and the Stockholder shall have delivered to Westower a certificate dated the Execution Date and signed by him to such effect.

     9.2 Compliance with Agreements. The Stockholder and Limited shall have complied with all agreements and conditions required by this Agreement to be performed by them prior to or at the Execution Date and the Stockholder shall have delivered to Westower a certificate dated the Execution Date and signed by him to such effect.

     9.3 Directors. The Stockholder shall have taken action by unanimous Consent or at a meeting duly called to elect to the board of directors of Limited the following directors: S. Roy Jeffrey, Calvin J. Payne, and Peter Jeffrey.

     9.4 Material Damage. The business and properties of Limited, taken as a whole, shall not have been and shall not be threatened to be materially adversely affected in any way as a result of fire, explosion, earthquake, disaster, accident, labor dispute, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.

     9.5 Employment Agreement. The Employment Agreement with the person referred to in Section 7.2 shall have been executed and delivered.

     10. Conditions Precedent to Stockholder' Obligations. All obligations of the Stockholder under this agreement are subject to the fulfillment, prior to or at the date of execution, of each of the following conditions:

     10.1 Representations and Warranties. Westower's representations and warranties contained in this Agreement or in any certificate or document delivered pursuant to the provisions hereof shall be true at and as of the time of Execution Date as though made at and as of such time (except to the extent that they are stated therein to be true as of some other date) and Westower shall have delivered to the Stockholder a certificate dated the Execution Date and signed by its Chairman or President to such effect.

     10.2. Compliance with Agreements . Westower shall have performed and complied with all agreements and conditions required by this Agreement to be performed by it prior to or at the Execution Date and shall have delivered to the Stockholder a certificate dated the date of execution and signed by signed by its Chairman or President to such effect.

     10.3. Material Damage. The business and properties of Westower, taken as a whole, shall not have been and shall not be threatened to be, affected in any way materially adverse to the enterprise of Westower as a result of fire, explosion, earthquake, disaster, accident, labor dispute, flood, drought, embargo, riot, civil disturbance, uprising, activity of armed forces or act of God or public enemy.

     11. Broker and Finder's Fees. The Stockholder represents and warrants to Westower that he has not engaged or dealt with any broker for a fee or commission in respect to the execution of this Agreement or the consummation of the transactions contemplated hereby. Westower represents and warrants to the Stockholder and Limited that neither it nor any corporate affiliate has engaged or dealt with any broker or other person who may be entitled to any brokerage fee or commission in respect of the execution of this Agreement or the consummation of the transactions contemplated hereby.

     Each of the parties hereto shall indemnify and hold the others harmless against any and all claims, losses, liabilities or expenses which may be asserted against such other parties as a result of such first mentioned party's dealings, arrangements or agreements with any such broker or person.

     12. Survival of Representations and Warranties. All representations, warranties and agreements, made by Westower, Limited and the Stockholder in this Agreement or pursuant hereto shall survive the Execution Date for a period of not to exceed four years, except for representations, warranties and agreements relating to taxes of all kinds which shall survive until all claims based thereon shall have been barred by the relevant statutes of limitations. Notwithstanding any investigations or audit conducted before or after the Execution Date, the parties shall be entitled to rely upon the representations and warranties set forth in this Agreement.

     13 Expenses. Except as provided in Section 3.1, the Stockholder shall bear his expenses, and Westower shall bear its expenses, in connection with the transactions contemplated thereby.

     14. Announcements. Westower and the Stockholder will cause Limited to cooperate with each other as to the timing and content of any announcements of the transactions contemplated hereby to the general public or to employees, customer and suppliers.

     15. Further Actions and Assurances. Westower and the Stockholder will execute and deliver any and all documents, and will cause any and all other action to be taken, either before or after the Execution Date, which may be necessary or proper to effect or evidence the provisions of this Agreement and the transactions contemplated hereby.

     16. Counterparts. This Agreement may be executed in several counterparts each of which is an original and the Stockholder may become a party hereto by executing a counterpart hereof. This Agreement and any counterpart so executed shall be deemed to be one and the same instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

     17. Contents of Agreement; Parties in Interest. This Agreement sets forth the entire understanding of the parties. Any previous agreements or understandings between the parties regarding the subject matter hereof are merged into and superceded by this Agreement. All representations, warranties, covenants, terms, conditions and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and assigns of the Stockholder and Westower.

     18. Washington Law to Govern. This Agreement is being delivered and is intended to be performed in the State of Washington and shall be construed and enforced in accordance with the laws thereof.

     19. Section Headings and Gender. The section headings herein have been inserted for convenience of reference only and shall in no way modify or restrict the terms or provisions hereof. The use of the masculine pronoun herein when referring to any party has been for convenience only and shall be deemed to refer to the particular party intended regardless of the actual gender or such party.

     20. Schedules. All Schedules referred to in this Agreement are intended to be and are hereby specifically made a part of this agreement.

     21. Notices. All notices, requests and other communications which are required or permitted hereunder shall be sufficient if given in writing and delivered personally or by registered or certified mail, postage prepaid, or by facsimilie followed by an original signed copy, as follows: (or to such other addressee as shall be set forth in a notice given in the same manner):

          If to Westower:      Westower Corporation
                               7001 NE 40th Avenue
                               Vancouver, Washington 98661
                               Facsimilie No. (360) 750-9354

          If to Stockholder:   Peter Jeffrey
                               P. O. Box 390
                               Thorsby, Alberta, Canada TOC OVO

     22. Confidential Information. Notwithstanding any termination of this Agreement, Westower and its corporate affiliates and its representatives agree to hold in confidence any information not generally available to the public or trade received by them from Limited or the Stockholder pursuant to the terms of this Agreement.. If this Agreement is terminated for any reason, Westower, its corporate affiliates and its representatives will continue to hold such information in confidence and will, to the extent requested by Limited, promptly return to Limited all written materials furnished to Westower, its corporate affiliates or representatives pursuant hereto.

     IN WITNESS WHEREOF, this Agreement has been executed on the 7th day of May 1998.



                                         Westower Corporation

         Attest:

                                         By: /s/ Calvin J. Payne
                                            _________________________
                                            Calvin J. Payne, Chairman

           /s/ Peter Lucas
         ___________________
              Secretary



                                         411677 Limited Ltd.

     Attest;

                                         By: /s/ Peter Jeffrey
                                            ________________________
                                            Peter Jeffrey, President

         ___________________
              Secretary



         Stockholder:

             /s/ Peter Jeffrey
         ___________________________
                Peter Jeffrey

                               List of Schedules

Schedule A List of the Stockholder and the number of shares of the Capital Stock of Limited owned by the Stockholder-Recital A, Section 4.2.

Schedule B  Litigation-Section 4.7 [To be prepared by the Stockholder]

Schedule C  Insurance Section 4.8 [To be prepared by the Stockholder]

Schedule D Patents, Trademarks, and Copyrights-Section 4.9-[To be prepared by the Stockholder]

Schedule E Contracts and Commitments-Section 4.10 -[To be prepared by the Stockholder]

Schedule F  Existing Condition Section 4.13--[To be prepared by the Stockholder]

Schedule G  Transactions with Affiliates 4.16 --[To be prepared by the
Stockholder]

Schedule H  Bank Account Information 4.19 --[To be prepared by the Stockholder]